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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM 8-K


                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

                                   MAY 7, 2002



                         COMMISSION FILE NUMBER 0-14837

                            ELMER'S RESTAURANTS, INC.
                            -------------------------
             (Exact name of registrant as specified in its charter)




             OREGON                                      93-0836824
             ------                                      ----------
(STATE OR OTHER JURISDICTION OF             (I.R.S. EMPLOYER IDENTIFICATION NO.)
 INCORPORATION OR ORGANIZATION)







        11802 S.E. Stark St.
          Portland, Oregon                                            97216
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(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)                           (ZIP CODE)





                                 (503) 252-1485
                                 --------------
                         (REGISTRANT'S TELEPHONE NUMBER,
                              INCLUDING AREA CODE)

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Item 1. Changes in Control of Registrant.

Not applicable.

Item 2. Acquisition or Disposition of Assets.

Effective May 7, 2002 Elmer's Restaurants, Inc. (the "Company") executed asset purchase and franchise agreements with Southern Oregon Elmer's LLC (the "Buyer"), refranchising three of the Company's Elmer's restaurants located in Grants Pass, Medford and Roseburg, Oregon. The Company has sold substantially all the assets of those locations in consideration for $1,385,500 in cash and promissory notes valued at $349,500. The Buyer has signed 25-year franchise agreements for each location and will operate the locations under the Elmer's Breakfast. Lunch. Dinner.(TM)name.

The Buyer has signed a development agreement to open an additional two units within seven years. The Buyer expects to open the first unit before December, 2002.

The principals of Southern Oregon Elmer's LLC, Robert Brutke and David Thomason, have substantial industry experience. They are both past-presidents of the Oregon Restaurant Association, Mr. Thomason operates a 10-unit Carl's Jr. franchise from Carl Karcher Enterprises and Mr. Brutke has operated a number of independent concepts in the Southern Oregon market, including Brutke's Wagon Wheel in Roseburg, Oregon.

As a result of this transaction, the Company expects to post a one-time gain of approximately $475,000 or 23 cents per share, (net of tax effect) in the Company's first quarter ending July 22, 2002. For the year ended April 1, 2002, revenues from the three restaurants were $5.07 million, contributing $332,000 in earnings before taxes and interest expense. Pro forma franchise fee income for the year ended April 1, 2002 would have been approximately $245,000. The Company has not yet quantified expected savings in net interest expense and overhead costs.

The Company has agreed to provide a limited amount of seller financing. The Company will accept a $270,000 note bearing interest at 9% per year payable in 84 equal monthly payments; an approximately $79,500 note bearing interest at 9% payable in 24 equal monthly payments; an approximately $106,000 inventory note bearing interest at 12% and due in 90 days.

In valuing the restaurants, the Company considered discounted historical cash flows, future capital spending requirements, as well as the impact on the Company's franchise program. The Company believes the consideration paid to be fair, from a financial point of view, to the Company's shareholders.

The Company has assigned its rights and obligations under the occupancy leases for the Medford and Roseburg locations. The Company remains a guarantor of the Medford lease until April 2007. The Company's guarantee of the Roseburg lease could extend until 2018 if the Buyer exercises its options in 2003, 2008 and 2013. The Company has subleased the Grants Pass location to the Buyer for five years under substantially the same terms and conditions as the underlying master lease. Provided all parties are in good standing under the lease at the end of the sublease, the Grants Pass landlord has agreed to lease directly to the Buyer under substantially similar terms.

The Buyer has indemnified the Company against all losses incurred as a result of the Company's obligations as a Guarantor. This indemnification is personally guaranteed by Mssrs. Brutke and Thomason and their spouses. However, in the event of default by the Buyer of the terms of the occupancy leases, and the failure of Mssrs. Brutke and Thomason to make good on their personal guarantees, the Company could be required to pay all rent and other amounts due under the terms of the lease for the remainder of the guarantee term. In the event of default, the Company expects it would exercise it's right to reoccupy and continue to operate the restaurants as Elmer's Breakfast. Lunch. Dinner.(TM)

The Buyer's obligations under the franchise agreements, promissory notes, lease assignments and sublease are guaranteed by the Buyer and personally by Mssrs. Brutke and Thomason.

In an unrelated transaction, the company has acquired an Elmer's restaurant located in Vancouver, Washington from franchisee and former board member, Paul Welch for approximately $250,000 in cash and assumed liabilities. The Company has entered into a long-term occupancy lease at the same location, and will continue to operate the location as an Elmer's restaurant. The Company expects to spend approximately $100,000 on renovating this location.

Item 3. Bankruptcy or Receivership

Not applicable.

Item 4. Changes in Registrant's Certifying Accountant

Not applicable.

Item 5. Other Events.

Not applicable

Item 6. Resignations of Registrant's Directors.

Not applicable.

Item 7. Financial Statements and Exhibits Filed.

No financial statements are required.
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                                  EXHIBIT INDEX


3 (i) * Restated Articles of Incorporation of the Company (Incorporated herein by reference from Exhibit No. 3.1 to the Company's Annual Report on Form 10-K for the year ended March 31, 1988.)

3 (ii) * By-Laws of the Company, as amended. (Incorporated herein by reference from Exhibit 3.2 of the Company's Annual Report on Form 10-K for the year ended March 31, 1990.)


Item 8. Change in Fiscal Year

Not applicable.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                     ELMER'S RESTAURANTS, INC.

Date May 17, 2002                    /s/ William Service, C.E.O
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                                     William W. Service, Chief Executive Officer